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Exhibit 2.2

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF REORGANIZATION

        This Amendment No. 1 (this "Amendment") to the Agreement and Plan of Reorganization dated as of February 27, 2002 (the "Merger Agreement"), by and among Sontra Medical, Inc., a Delaware corporation ("SM"), ChoiceTel Communications, Inc., a Minnesota corporation ("CC"), and CC Merger Corp., a Delaware corporation and wholly-owned subsidiary of CC ("CC Sub"), is entered into by and among SM, CC and CC Sub as of this 14th day of May, 2002.

        WHEREAS, the parties to this Amendment have previously entered into the Merger Agreement; and

        WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below in accordance with the terms of Section 8.04 of the Merger Agreement;

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Merger Agreement.     The Merger Agreement shall be amended as follows:

  (a)
  Subsection 3.02(a)(i) of the Merger Agreement shall be amended by deleting the number "3,036,195" and replacing it with the number "3,035,795".

  (b)
  Subsection 3.02(a)(iii) of the Merger Agreement shall be amended by deleting the number "348,682" and replacing it with the number "368,682".

  (c)
  Subsection 3.02(a)(iv) of the Merger Agreement shall be amended by deleting the number "1,679,457" and replacing it with the number "1,809,457".

  (d)
  The third sentence of Section 3.27 of the Merger Agreement shall be amended and restated so that such sentence, as amended, shall read as follows:

    "In addition, the Net Worth calculation shall also take into account (i) the Escrow Funds deposited by CC with the Escrow Agent pursuant to Section 1.05 as an asset of CC, (ii) deferred tax assets prior to any valuation allowance reflected on the Pre-Closing Balance Sheet (as defined in Section 6.15(b)) in accordance with generally accepted accounting principles, (iii) unpaid and unaccrued liabilities of CC resulting from consummation of the Merger or the CC Asset Sale (such as unpaid and unaccrued severance payments or unpaid and unaccrued bonus payments) and (iv) assets and liabilities related to litigation, if any, as mutually agreed upon by CC and SM."

  (e)
  Section 6.11(a) of the Merger Agreement shall be amended and restated in its entirety so that such Section 6.11(a), as amended, shall read as follows:

    "(a) CC and the CC Board of Directors shall take all necessary corporate and other action reasonably required to increase the size of the CC Board of Directors to eight (8) members and to cause (i) the resignation of all of the members of CC Board of Directors other than Gary S. Kohler and Michael Wigley and (ii) the nomination and election to the CC Board of Directors of up to six (6) persons designated by SM who are members of the SM Board of Directors in office immediately prior to the Effective Time or other persons designated by SM (the "SM Directors") at the CC Shareholders Meeting."

  (f)
  Section 6.15(a) of the Merger Agreement shall be amended and restated in its entirety so that such Section 6.15(a), as amended, shall read as follows:

    "(a) [Intentionally Deleted]."

  (g)
  The first sentence of Section 6.15(b) of the Merger Agreement shall be amended and restated so that such sentence, as amended, shall read as follows:

    "At least five (5) days prior to Closing, CC shall deliver to SM a certificate signed on behalf of CC by the chief executive officer and the chief financial officer of CC (the "Pre-Closing Certificate"): (i) attaching a copy of the audited consolidated balance sheet of CC and its Subsidiaries (the "Pre-Closing Balance Sheet") as of May 31, 2002 (the "Pre-Closing Balance Sheet Date"), (ii) stating that the Pre-Closing Balance Sheet presents fairly, in all material respects, the financial position of CC and its Subsidiaries as of May 31, 2002 and that there have been no material changes in the financial position of CC and its Subsidiaries since the Pre-Closing Balance Sheet Date (or, if there are material changes in the financial position of CC and its Subsidiaries since the Pre-Closing Balance Sheet Date, setting forth the substance of such changes and their effect on the balance sheet and Net Worth of CC) and (iii) setting forth CC's calculation of CC's the Net Worth based on the Pre-Closing Balance Sheet (taking into account any material changes in the financial position of CC and its Subsidiaries), prepared in accordance with Section 3.27."

  (h)
  The first sentence of Section 6.15(c) of the Merger Agreement shall be amended and restated so that such sentence, as amended, shall read as follows:

    "(c) On the Closing Date, Schechter Dokken Kanter Andrews & Selcer Ltd., independent certified public accountants for CC ("CC's Auditors"), will deliver to SM a comfort letter dated as of the Closing Date with respect to the Pre-Closing Balance Sheet, in form and substance reasonably satisfactory to SM, covering such matters as are customarily covered in accountants' comfort letters (the "Comfort Letter")."

  (i)
  Section 6.18 of the Merger Agreement shall be amended and restated so that such Section, as amended, shall read as follows

    "CC shall take all corporate action necessary (including, if necessary, by means of an amendment to one or more of the CC Stock Plans) to (i) make an initial grant of options, following the Effective Time, to purchase 50,000 shares of CC Common Stock (each with a ten year exercise period and an exercise price of $2.50 per share) and subsequent annual grants of options to purchase 15,000 shares of CC Common Stock (each with an exercise period of at least five years and an exercise price equal to the closing price of the CC Common Stock on the day of the applicable annual meeting of CC shareholders), in each case, to each non-employee director of CC and (ii) reserve for issuance a sufficient number of shares of CC Common Stock for delivery thereunder."

        2.    Disclosure Schedules.     Section 3.02 of the CC Disclosure Schedule shall be amended and restated in its entirety to read as set forth on Exhibit A hereto.

        3.    Definitions.     All capitalized terms used, but not defined herein, shall have the respective meanings ascribed to them in the Merger Agreement.

        4.    Governing Law.     This Amendment shall be governed and construed in accordance with the laws of the State of Delaware, including matters relating to merger procedure, corporate governance and fiduciary duty without regard to any applicable conflicts of law. All disputes or controversies shall be settled in the Delaware Chancery Court and each party irrevocably and unconditionally consents and submits to the jurisdiction of the courts of the State of Delaware for any actions, suits or proceedings arising out of or relating to this Amendment and the transactions contemplated hereby.

        5.    Entire Agreement.     The Merger Agreement, as amended hereby, constitutes the full and entire understanding between the parties regarding the subject matter herein. Except as otherwise expressly provided herein, the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        6.    Full Force and Effect.     Except as amended hereby, the Merger Agreement shall remain in full force and effect.

        7.    Counterparts.     This Amendment may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        8.    Headings.     Headings in this Amendment are included for reference only and have no effect upon the construction or interpretation of any part of this Amendment.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, SM, CC and CC Sub have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the date first written above.

SONTRA MEDICAL, INC.
By:	/s/ JAMES R. MCNAB, JR.
Name:	James R. McNab, Jr.
Title:	President and Chief Executive Officer
CHOICETEL COMMUNICATIONS, INC.
By:	/s/ GARY S. KOHLER

Name:	Gary S. Kohler
Title:	Chairman of the Board
CC MERGER CORP.
By:	/s/ GARY S. KOHLER

Name:	Gary S. Kohler
Title:	Chief Executive Officer

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  Exhibit 2.2
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF REORGANIZATION
  1. Merger Agreement.
  2. Disclosure Schedules.
  3. Definitions.
  4. Governing Law.
  5. Entire Agreement.
  6. Full Force and Effect.
  7. Counterparts.
  8. Headings.